AGREEMENT OF PURCHASE AND SALE

                                 BY AND BETWEEN

                   CORNING INCORPORATED AND SOLAR-MATES, INC.

                          Dated as of October 29, 1996

                        AGREEMENT OF PURCHASE AND SALE

      This AGREEMENT, dated as of October 29, 1996, between CORNING INCORPORATED, a New York corporation with its principal place of business at One Riverfront Plaza, Corning, New York ("Corning"), and SOLAR-MATES, INC., a corporation organized under the laws of the State of New York, with its principal place of business at 8125 25th Court East, Sarasota, Florida 34243 ("Buyer").

RECITALS:

      WHEREAS, Corning, through the use of certain assets owned by it or certain of its direct or indirect subsidiaries, is presently engaged in the business of the design, manufacture and distribution of sunglasses (sunglass products consisting of glass and polycarbonate finished lenses inserted into frames which are manufactured using various materials). The foregoing business is hereinafter referred to as the "Serengeti Business."

      WHEREAS, Buyer desires to purchase and Corning desires to sell the Assets (hereinafter defined) of the Serengeti Business.

      NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

      The following terms when used in this Agreement (including the Recitals and Schedules) shall have the meanings set forth below:

      1.1 "Assets" shall have the meaning set forth in Article II.

      1.2 "Buyer" shall have the meaning set forth in the introductory paragraph of this Agreement.

      1.3 "Buyer Assumed Liabilities" shall have the meaning set forth in
Section 3.1.

      1.4 "China Transition Period" shall have the meaning set forth in Section 9.3(c) hereof.

      1.5 "Closing" shall have the meaning set forth in Section 5.1 hereof.

      1.6 "Closing Adjustments" shall have the meaning set forth in Section 4.3.

      1.7 "Closing Date" shall have the meaning set forth in Section 5.1 hereof.

      1.8 "Corning" shall have the meaning set forth in the introductory paragraph of this Agreement.

      1.9 "Corning Know-How" shall mean any and all knowledge or experience used in the practical application of all technology and state-of-the-art industrial techniques in the commercial production of products heretofore sold by the Serengeti Business.

      1.10 "Corning Patents" shall mean the patents (including all applications and disclosures docketed therefor and all reissues, renewals, continuations, extensions and divisions thereof) set forth in Schedule 1.10.

      1.11  "Deposit" shall have the meaning set forth in Section 16.9.

      1.12 "Deposit Amount" shall mean the Deposit plus the Deposit Interest, if any, as of the date of calculation.

      1.13 "Deposit Interest" shall mean all interest accrued and on other amounts earned in respect of the Deposit pursuant to the Escrow Agreement.

      1.14 "Escrow Agent" shall mean United States Trust Company of New York, as escrow agent, pursuant to the Escrow Agreement.

      1.15 "Escrow Agreement" shall mean that certain Escrow Agreement dated as of even date herewith among Corning, Buyer and the Escrow Agent, as the same may be amended from time to time.

      1.16 "Financing Failure" shall have the meaning set forth in Section 16.9(c).

      1.17  "Forecasts" shall have the meaning set forth in Section 7.14(b).

      1.18 "Governmental Authority" shall mean any foreign, federal, state, local or other governmental or administrative authority or agency, court or other governmental tribunal.

      1.19 "Hired Employees" shall have the meaning set forth in Section 9.2(a).

      1.20 "Horseheads" shall mean the Serengeti leased facility located at 203 Colonial Drive, Horseheads, New York 14845.

      1.21 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      1.22 "Intellectual Property Rights" shall mean all common law and statutory rights in, and all goodwill associated with, the Serengeti Trademarks, Serengeti Copyrights and Serengeti Patents throughout the world.

      1.23 "Japan Transition Period" shall have the meaning set forth in Section 9.3.

      1.24 "Lens Blank Supply Agreement" shall mean the agreement in substantially the form annexed as Exhibit III.

      1.25  "Outside Date" shall have the meaning set forth in Section 5.1.

      1.26  "Party; Parties" shall mean either Corning, Buyer, or both.

      1.27 "Permitted Encumbrance" shall mean (i) the Buyer Assumed Liabilities;
(ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar liens, charges, or encumbrances arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Serengeti Business or any of the Assets; (iv) zoning, entitlement and other land use and environmental regulations of Governmental Authorities; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially interfere with the use of any Assets subject thereto or affected thereby.

      1.28 "Post-Closing Adjustments" shall have the meaning set forth in
Section 4.3.

      1.29  "Purchase Price" shall have the meaning set forth in Section 4.1.

      1.30  "Retained Assets" shall have the meaning set forth in Section 2.2.

      1.31 "Retained Liabilities" shall have the meaning set forth in Section
3.2.

      1.32 "Schedule of Actual Operating Results" shall mean the schedule of operating results of the Serengeti Business for the nine-month period ended September 30, 1996, attached hereto as a portion of Exhibit I.

      1.33 "Serengeti Business" shall have the meaning set forth in the first recital hereof.

      1.34 "Serengeti Copyrights" shall mean all rights under copyrights owned by Corning throughout the world relating to works heretofore used exclusively by the Serengeti Business, and all registrations, applications, renewals, continuations and extensions thereof owned by Corning.

      1.35 "Serengeti Patents" shall mean the patents set forth in Schedule 2.1(f) and all registrations, applications, renewals, continuations and extensions thereof or foreign counterparts thereof owned by Corning.

      1.36 "Serengeti Trademarks" shall mean any and all common law and statutory trademark and trade name rights in and to the trademarks, which are used solely in the Serengeti Business as set forth in Schedule 2.1(f) throughout the world, and all registrations, applications, renewals, continuations and extensions thereof owned by Corning; provided, however that the term "Serengeti Trademarks" shall specifically exclude any right in or to the trademark "Corning" or any derivation thereof.

      1.37 "Statement of Net Assets" shall mean the statement of net assets of the Serengeti Business as of September 30, 1996, attached hereto as a portion of
Exhibit I.

      1.38 "Temporary Corning Trademark License" shall mean the license in substantially the form annexed as Exhibit II.

      1.39 "Transition Period" or "Horseheads Transition Period" shall have the meaning set forth in Section 9.2(a).

                       ARTICLE II - PURCHASE OF ASSETS

      Upon the terms and subject to the conditions herein stated and on the basis of the representations, warranties and agreements herein contained:

      2.1 Assets to be Sold to Buyer. Corning agrees to sell, assign and transfer or cause to be sold, assigned or transferred to Buyer and Buyer agrees to purchase and receive at the Closing, the assets set forth in subsections (a) through (k) below owned or leased by Corning or any of its direct or indirect subsidiaries and used by the Serengeti Business (but expressly excluding the Retained Assets described in Section 2.2, below) (the "Assets") free and clear of all liens and encumbrances, except the Permitted Encumbrances.

      (a) Leases. Certain leasehold interests as set forth in Schedule 2.1(a).

      (b) Office Furniture, Plant Machinery and Equipment. All office furniture, plant machinery and equipment, fixtures and leasehold improvements located in the facilities referenced in Section 2.1(a), used in the conduct of the Serengeti Business, to the extent set forth in Schedule 2.1(b).

      (c) Inventories. All inventories of finished products, work in progress, supplies, raw materials, dies and molds used in connection with the Serengeti Business, of the type described in Schedule 2.1(c), that exist on the Closing Date.

      (d) Contract Rights. Subject to Section 3.2, all the respective right, title and interest of Corning or any of its direct or indirect subsidiaries in and to all contracts (including without limitation the distributor contracts and the material contracts set forth on Schedule 7.8) related primarily to the conduct of the Serengeti Business; provided, however, that Corning shall not convey to Buyer, and Buyer shall not be required to assume, any leases, conditional sales agreements, installment sales agreements or similar agreements for the lease or sale to or use by Corning of furniture, machinery, equipment, fixtures or leasehold improvements relating to the operation of the Serengeti Business in Japan.

      (e) Unfilled Customer Orders. All of Corning's unfilled customer orders for the products manufactured and sold in the Serengeti Business.

      (f) Intellectual Property Rights. All common law and statutory rights in, and all goodwill associated with, the Intellectual Property Rights.

      (g) Permits, Licenses and Franchises. Subject to Section 3.2, all permits, licenses, franchises and similar authorizations used in the Serengeti Business, as set forth on Schedule

2.1(g).

      (h) Customer List. Serengeti Business' customer list (including customers of the Serengeti Business otherwise identified in the Schedules hereto) .

      (i) Manufacturer's and Vendor's Warranties. All of the Serengeti Business' right, title and interest under manufacturer's and vendors' warranties in connection with the Assets.

      (j) Intangible Assets. All intangible assets (other than those described in, and except as otherwise provided in, Section 2.1(d) or Section 2.1(f)) of the Serengeti Business, including the goodwill of the Serengeti Business.

      (k) Books and Records. All books and records relating exclusively to the Serengeti Business, including its billing and accounting records.

      2.2 Assets to be Retained. Notwithstanding anything to the contrary in this Agreement, Corning shall retain all right, title and interest in and to, and exclude from the sale hereunder: (a) all cash associated with the conduct of, or otherwise held by, the Serengeti Business as of or prior to the Closing Date; (b) all refunds for taxes of any nature (including without limitation income taxes) relating to the operation or ownership of the Assets and/or the Serengeti Business prior to the Closing Date; (c) all accounts receivable existing as of or prior to the Closing Date arising out of sales or operations of the Serengeti Business conducted by Corning; (d) except for those assets conveyed pursuant to Section 9.3(b), all assets of or associated with the Serengeti Business that are located in Japan; (e) all assets of or associated with the Serengeti Business that are located in France (including, without limitation, assets associated with the processing of glass lens blanks into Strata monolithic polarizing lenses); (f) subject to the license agreement described in Section 11.2, all Corning Patents, all Corning

Know-How and trademarks of Corning other than the Serengeti Trademarks; and (g) all deposits in respect of assets and rights of Corning or the Serengeti Business (collectively, the "Retained Assets").

                      ARTICLE III - CERTAIN LIABILITIES

      Upon the terms, subject to the conditions and on the basis of the representations, warranties and agreements hereinafter set forth:

      3.1 Buyer Assumed Liabilities. Corning agrees to assign to Buyer on the Closing Date, and Buyer agrees to assume on the Closing Date, and shall thereafter be responsible for paying and satisfying, and shall indemnify, defend and hold Corning and its direct and indirect subsidiaries harmless with respect to, the following liabilities and obligations of Corning or any of its direct or indirect subsidiaries:

      (a) All liabilities and obligations which: (i) are related to the operations or the Assets of the Serengeti Business from and after the Closing Date; (ii) are contained in the leases (including without limitation rent and other obligations), contract rights or unfilled customer orders included in the Assets and which relate to the period from and after the Closing Date, except to the extent otherwise provided herein; (iii) arise out of or relate to suits, claims, liabilities, obligations, proceedings and actions of any kind (including, without limitation, those instituted by any person or Governmental Authority), resulting from actual or alleged harm, injury or damage to persons, property or business arising out of the ownership of the Assets or the operation of the Serengeti Business from and after the Closing including, without limitation, any direct, incidental or consequential damages arising from any product manufactured, sold or distributed by Buyer from and after the Closing in connection with the Serengeti Business, or the breach of any implied or express warranty made in connection with such products, or any property owned or occupied by the Serengeti Business from and after the Closing (including, without limitation, suits, claims, proceedings and actions based upon claims of product liability, breach of express or implied warranty or a contractual right to seek a return or allowance); (iv) arise out of or relate to returns or allowances occurring after the Closing with respect to any products of the Serengeti Business; (v) arise out of or relate to claims or obligations by or to distributors of products manufactured, sold or distributed in connection with the Serengeti Business resulting from any breach, termination or obligation under any distributor agreement or arrangement related to the Serengeti Business provided such breach, termination or obligation is alleged to have taken place or been incurred after the Closing; or (vi) arise out of or related to any obligations and liabilities outstanding on or after the Closing arising out of or relating to the cooperative advertising program of the Serengeti Business.

      (b) All foreign and United States local, state and federal taxes and assessments (including any liabilities with respect to penalties or interest thereon) related to the ownership or use of the Assets or income earned from the operation, ownership or use of the Assets or the Serengeti Business from and after the Closing Date.

      (c) All unpaid liabilities and obligations (i) assumed by Buyer pursuant to the express terms and conditions of this Agreement, including the Schedules hereto and/or (ii) notwithstanding Section 3.2, to the extent an adjustment in respect of which is made in favor of Buyer pursuant to Section 4.3 of this Agreement.

      All such obligations being assumed by Buyer are herein called the "Buyer Assumed Liabilities" or the "Assumed Liabilities."

      3.2   Obligations to be Retained.

      (a) In connection with the Assets sold to Buyer hereunder, Corning shall retain, and shall be responsible for paying and satisfying, and shall indemnify, defend and hold Buyer harmless with respect to, the following liabilities and obligations relating to the Assets and the Serengeti Business (referred to, including Section 3.2(b), as the "Retained Liabilities"):

            (i) All foreign and United States local, state and federal taxes and assessments (including any liabilities with respect to penalties or interest thereon) related to the ownership or use of the Assets or income earned from the operation or ownership of the Assets and the Serengeti Business before the Closing Date (except such taxes and assessments to the extent an adjustment is made in favor of Buyer pursuant to Section 4.3).

            (ii) All liabilities arising out of the Contract Rights to be transferred to Buyer described under Section 7.8 which are not assigned to Buyer because necessary consents to such assignment have not been obtained by the Closing Date (or such later date as may be mutually agreed upon by the parties hereto).

            (iii) Judgments, litigation or claims relating to periods and arising out of events occurring prior to the Closing Date, excluding however Buyer Assumed Liabilities.

            (iv) Any other liabilities or obligations relating to the Assets or the Serengeti Business which accrued or relate to periods prior to the Closing Date and are not included in the Buyer Assumed Liabilities or which are incurred before or after the Closing Date and are not disclosed herein or the Schedules and Exhibits hereto to the extent required by this Agreement (provided that to the extent such liability or obligation is not assumed by Buyer pursuant to clause (ii), (iii), (iv), (v) or (vi) of Section 3.1(a) and, notwithstanding any provision of this

Agreement to the contrary, Corning shall retain the corresponding benefit which gave or gives rise to such liability or obligation).

      (b) Except to the extent an adjustment is made in favor of Buyer pursuant to Section 4.3 of this Agreement, Corning shall be responsible for paying and satisfying all accounts payable existing as of the Closing Date arising out of or incurred with respect to operations of the Serengeti Business conducted by Corning prior to the Closing Date.

                          ARTICLE IV - CONSIDERATION

      4.1 Purchase Price. The total purchase price ("Purchase Price") for the Assets and the Buyer Assumed Liabilities to be sold or transferred pursuant to this Agreement shall be Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000), subject to adjustment as provided in Section 4.3.

      4.2 Payment of the Purchase Price. At Closing, (i) Buyer shall pay the Purchase Price, less the Deposit Amount as of the Closing Date, to Corning in immediately available funds by wire transfer to one or more accounts designated by Corning, (ii) Buyer and Corning shall direct the Escrow Agent to pay the Deposit Interest as of the Closing Date to Corning in immediately available funds by wire transfer to one or more accounts designated by Corning, which Deposit Interest, upon receipt thereof by Corning, shall be credited to Buyer's payment of a portion of the Purchase Price, and (iii) the Deposit, as retained by the Escrow Agent pursuant to Section 16.9(b), shall be credited to Buyer's payment of a portion of the Purchase Price and shall continue to be held by the Escrow Agent pursuant to Section 16.9(b) hereof and the Escrow Agreement.

      4.3 Adjustments to Purchase Price; Procedures. In furtherance of the retention of liabilities and assumption of liabilities contemplated by Sections
3.2 and 3.1, respectively, at and after the Closing there shall be an adjustment of the Purchase Price as provided in this Section 4.3. The Purchase Price shall be adjusted and the charges identified below relating to the operation of the Serengeti Business shall be apportioned so that Corning and Buyer shall bear responsibility and be entitled to benefit as set forth in this Section 4.3.

            (a) At Closing. No later than five business days prior to the Closing Date, Corning shall deliver to Buyer Corning's certificate, estimated as of the Closing Date, setting forth the following adjustments proposed to be made at the Closing as of the Closing Date (the "Closing Adjustments"). The Closing Adjustments shall consist of the following:

                  (i) the aggregate amount of prepaid expenses arising from payments made for goods or services prior to the Closing Date where all or part of the goods or services will not have been supplied at the Closing Date (including, without limitation, rents paid in advance for a rental period extending beyond the Closing Date); minus

                  (ii)  the sum of:

                  (A) advanced payments received from customers prior to the Closing Date for services to be rendered or goods to be supplied in whole or in part on or after the Closing Date; and

                  (B) accrued expenses incurred in the ordinary course of the Serengeti Business for goods and services (including, without limitation, rents in respect of periods prior to the Closing Date) which are payable by Buyer after the Closing Date and would otherwise constitute Retained Liabilities, including, without limitation, personal and real property taxes or special assessments (other than any taxes incurred as a result of the transactions contemplated by this Agreement) and utility and fuel charges, if any, in respect of any personal or real property included in the Assets and conveyed to Buyer pursuant to this Agreement (provided, however, that with respect to personal and real property taxes for such personal or real property included in the Assets, if the tax bills in respect of the same for the tax year in which the Closing Date occurs are available, apportionment shall be based upon the amounts disclosed in such tax bills, but, if and to the extent the tax bills in respect of such personal and real property for the year in which the Closing Date occurs are not available as of the Closing Date, such taxes shall be apportioned for purposes of the Closing Adjustments on the basis of the tax bills therefor for the preceding year).

            Prior to Closing, Corning shall provide Buyer or Buyers representatives with copies of such books and records as Buyer may reasonably request for purposes of verifying such adjustments. At the Closing, adjustments will be made to the Purchase Price on the basis of Corning's certificate delivered pursuant to this Section 4.3(a), provided Buyer has not given notice to Corning that in Buyer's opinion the proposed adjustments are materially incorrect. Pursuant to such adjustments, if the aggregate amount of undisputed Closing Adjustments as reflected on Corning's certificate is a positive amount (i.e., greater than zero dollars), the Purchase Price shall be increased by the aggregate amount of such Closing Adjustments and, if the aggregate amount of undisputed Closing Adjustments as reflected on Corning's certificate is a negative amount (i.e., less than zero dollars), the Purchase Price shall be decreased by the aggregate amount of such Closing Adjustments. If Buyer gives notice that in its opinion any of the proposed adjustments are materially incorrect, and if the parties have not been able to resolve the matter prior to the Closing Date, any disputed amounts shall be resolved pursuant to the Post-Closing Adjustments set forth in Section 4.3(b).

            (b) Post-Closing Adjustments. As soon as practicable following the Closing Date, and in any event within 120 days thereafter, or at such other time as the parties mutually agree, Corning shall deliver to Buyer Corning's certificate setting forth as of the Closing Date, the following (the "Post-Closing Adjustments"):

                  (i) the aggregate amount of prepaid expenses arising from payments made for goods or services prior to the Closing Date where all or part of the goods or services will not have been supplied at the Closing Date (including, without limitation, rents paid in advance for a rental period extending beyond the Closing Date); minus

                  (ii)  the sum of:

                  (A) advanced payments received from customers prior to the Closing Date for services to be rendered or goods to be supplied in whole or in part on or after the Closing Date; and

                  (B) accrued expenses incurred in the ordinary course of the Serengeti Business for goods and services (including, without limitation, rents in respect of periods prior to the Closing Date) which are payable by Buyer after the Closing Date and would otherwise constitute Retained Liabilities, including, without limitation, personal and real property taxes or special assessments (other than any taxes incurred as a result of the transactions contemplated by this Agreement) and utility and fuel charges, if any, in respect of any personal or real property included in the Assets and conveyed to Buyer pursuant to this Agreement (provided, however, that with respect to personal and real property taxes for such personal or real property included in the Assets, if the tax bills in respect of the same for the tax year in which the Closing Date occurs are available, apportionment shall be based upon the amounts disclosed in such tax bills, but, if and to the extent the tax bills in respect of such personal and real property for the year in which the Closing Date occurs are not available as of the date of Corning's certificate delivered pursuant to this Section 4.3(b), such taxes shall be apportioned on the Closing Date on the basis of the tax bills therefor for the preceding year).

            Each of Buyer and Corning shall provide the other or the other's representatives access to all books and records each Party may reasonably request for purposes of preparing such certificate or verifying such adjustments. Corning's certificate shall be final and conclusive unless objected to by Buyer in writing within 15 business days after delivery. Corning and Buyer shall attempt jointly to reach agreement as to the amount of Post-Closing Adjustments within sixty (60) days after receipt by Corning of such written objection by Buyer, which agreement, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If Corning and Buyer cannot reach agreement as to the amount of Post- Closing Adjustments within such sixty (60) day period, Corning and Buyer shall promptly submit any disputed adjustment to Ernst & Young, or, if they are unable or unwilling to so act, such other mutually satisfactory independent certified public accounting firm of national stature which has not been employed as a primary auditor by any Party hereto or an affiliate thereof for a period of two (2) years prior to the date of such referral. One-half of the fees and expenses of such accounting firm shall be borne by each Party. The determination of such firm shall be final and binding upon all parties to this Agreement and not subject to dispute or review. After taking into account any adjustment which has previously been made pursuant to Section 4.3(a), any amounts due Buyer or Corning for Post-Closing Adjustments shall be paid within 10 business days after final agreement or determination except that, in the case of a dispute, the undisputed amount shall be paid in accordance with the above provisions and payment shall not be delayed pending final agreement or determination of the dispute.

            4.4 Returns and Allowances. To the extent, if any, that a customer of the Serengeti Business effects or receives a chargeback or credit against an account receivable of Corning relating to the Serengeti Business in connection with any return or allowance sought by such customer which constitutes a Buyer Assumed Liability, from time to time after the Closing Date, Buyer shall pay Corning within ten (10) business days after request therefor an amount equal to any such chargeback or credit.

                             ARTICLE V - CLOSING

            5.1 Closing; Closing Date. Subject to compliance with the notice and waiting periods of approvals of Governmental Authorities, if applicable, and to the other terms and conditions hereof, the closing ("Closing") of the transactions contemplated by this Agreement shall take place at the offices of Cooperman Levitt Winikoff Lester & Newman, P.C in New York, New York at 10:00 a.m. ten (10) business days after notice by either Party to the other after compliance with all applicable approvals of Governmental Authorities required to be obtained prior to the Closing and the satisfaction of the conditions set forth in Article XIV hereof or on such other date and such other place as the Parties may agree. The day of Closing is hereinafter called the "Closing Date". In the event (i) the Closing Date does not occur by 5:00 p.m. on March 31, 1997 (the "Outside Date") or (ii) the financial statements referred to in Section 6.2(b) have not been delivered to Buyer on or prior to November 30, 1996, this Agreement may be terminated as provided in, and subject to the provisions of,
Section 16.9(a).

            5.2 Transfer Taxes, Other Costs, Bulk Sales Act. The obligation to pay gains tax, title recording fees and other sales taxes and transfer costs, including any stamp taxes, duties or taxes on the transfer of the Assets, including, without limitation, all costs or transfer taxes related to the Intellectual Property Rights which may be payable with respect to the consummation of the transactions contemplated by this Agreement, shall be allocated between Buyer and Corning in accordance with local custom and practice; provided, however, that Corning shall be responsible for any income taxes payable by Corning as a result of any gain on the sale of the Assets. At the Closing, Buyer shall deliver to Corning such resale and other certificates as may be necessary to ensure that the sale of inventory of the Serengeti Business pursuant to this Agreement is exempt from sales and similar taxes. Buyer waives the provisions of any Bulk Sales Act or similar or corresponding law of any jurisdiction applicable to the Assets provided, however, Corning hereby agrees to indemnify and hold Buyer and its affiliates harmless against any loss, liability, damage or expense, including attorneys' fees, resulting from any failure by Corning to comply with such applicable Bulk Sales act or similar or corresponding acts.

            5.3 Allocation of Purchase Price for Tax Purposes. The Parties shall use reasonable best efforts to agree in writing upon the appropriate allocation of the Purchase Price to the Assets for federal income tax purposes prior to the Closing.

                         ARTICLE VI - INTERIM CONDUCT

            6.1 Conduct of the Serengeti Business. Except as set forth on
Schedule 6.1(i), (l) or (m) or as otherwise reasonably required to perform its obligations under this Agreement, from the date hereof to the Closing Date, Corning shall or, to the extent applicable, cause its direct or indirect subsidiaries which own Assets to:

      (a) Maintain the Assets in the ordinary course of business and in substantially in the same manner as they were maintained on and since January 1, 1995 (including without limitation any trademark registrations), except for normal wear and tear, scrapping and salvage; and make necessary material and proper repairs and renewals thereof consistent with Corning's past practices.

      (b) Use its reasonable best efforts to preserve for Buyer good relationships with employees, customers and suppliers of the Serengeti Business.

      (c) Operate the Serengeti Business in the ordinary course and in a manner consistent with recent past practices.

      (d) Not enter into any transactions out of the ordinary course of business, including any transactions to acquire any assets or incur any liabilities outside of the ordinary course of business, which would individually or in the aggregate have a material adverse financial effect upon the Serengeti Business or which would create liens or encumbrances other than Permitted Encumbrances on the Assets, without the prior written consent of Buyer.

      (e) Maintain all insurance policies in effect on the date hereof (or have in effect substantially similar insurance policies) on the properties and businesses of the Serengeti Business.

      (f) Upon notice and subject to the provisions of Article X below, give Buyer, its counsel, accountants and other representatives reasonable access during normal business hours to the Assets, books, tax returns, contracts, commitments and records, employees, customers and distributors of Corning relating to the Serengeti Business, including documents and information with respect to the affairs and financial condition of the Serengeti Business.

      (g) Not enter into any discussion, negotiation or any contract or agreement to sell all or substantially all of the Assets or the Serengeti Business to any other corporation, person or entity.

      (h) Maintain the books, accounts and records pertaining to the Serengeti Business in the usual manner, on a basis consistent with past practices in prior years and comply in all material respects with laws, rules, regulations, ordinances, orders and decrees applicable to the conduct of the Serengeti Business.

      (i) Not grant any material increase in compensation payable or to become payable to any of the employees of the Serengeti Business or any bonus payment or similar arrangement to or with any of such employees or agents.

      (j) Not sell, assign, lease or transfer any material part of the Assets, except inventory sold in the ordinary and normal course of business.

      (k) Not sell inventory of the Serengeti Business other than in the ordinary and normal course of business.

      (l) Not cancel or compromise any debts or claims of the Serengeti Business which Buyer has agreed to purchase pursuant to the terms of this Agreement.

      (m) Not make any amendment or termination before the normal termination date of any material contract, agreement or license relating to the Serengeti Business.

      (n) Promptly make all filings required by the HSR Act required to be made by Corning, in respect of the transactions contemplated by this Agreement and make such additional filings and provide such additional information as may be required by the United States Department of Justice or the United States Federal Trade Commission to expedite prompt termination of any applicable waiting periods in respect of the transactions contemplated by this Agreement under the HSR Act.

      (o) Not acquire any material inventory for the Serengeti Business other than purchases of inventory in the ordinary course of business consistent with past practices of the Serengeti Business.

      (p) Deliver to Buyer, promptly after they are available to Corning, monthly financial statements of the Serengeti Business in form consistent with the monthly financial statements provided to Buyer prior to the execution hereof.

      (q) Promptly notify Buyer of (1) any casualty losses or damages suffered by the Serengeti Business with respect to property and assets having an individual replacement cost of more than $100,000 or aggregate replacement cost of more than $250,000, (2) any material adverse change known to Corning in the business, properties or financial condition of the Serengeti Business taken as a whole, and (3) any written notice of violation received by Corning or any of its subsidiaries from a Governmental Authority with respect to the Assets relating to the Serengeti Business which, if adversely determined, would materially adversely affect the ability of Buyer or Corning to consummate the transactions contemplated by this Agreement.

      (r) Not agree prior to the Closing Date to any request by a customer or distributor for a return after the Closing Date of products of the Serengeti Business without the consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned after consideration by Buyer of, among other things, the potential impact of such return on Buyer or the Serengeti Business after the Closing Date).

      6.2   Cooperation and Consents.

      (a) From the date hereof until the Closing Date and thereafter, if necessary, Corning shall obtain all government and other approvals and consents required to be obtained by Corning (including, but not limited to, any consents required for the assignment by Corning to Buyer of the Assets referred to in Sections 2.1(a), (d), (f), (g) and (i)) for the transactions contemplated by this Agreement and Buyer shall cooperate in good faith to the extent reasonably requested by Corning. From the date hereof until the Closing Date and thereafter, if necessary, Buyer shall obtain all governmental and other approvals and consents required to be obtained by Buyer for the transactions contemplated by this Agreement and Corning shall cooperate in good faith to the extent reasonably requested by Buyer provided, however, that Corning shall not have any liability for Buyer's compliance with applicable securities laws and Nasdaq rules except to the extent, if any, such liability may arise from Corning's breach of any representation, warranty or covenant hereunder. Buyer shall obtain, as promptly as practicable, all necessary shareholder votes, consents and approvals and related consents and approvals of the Securities and Exchange Commission and appropriate stock exchanges or the Nasdaq Stock Market, as the case may be, to the transactions contemplated by this Agreement and the effectuation of any financing required by Buyer to consummate the transactions contemplated by this Agreement. Promptly after receipt by the Buyer of the information specified in Section 6.2(b), Buyer shall file all requisite proxy materials and other documents with the Securities and Exchange Commission and appropriate stock exchanges or the Nasdaq Stock Market, as the case may be, necessary or appropriate to obtain all such votes, consents and approvals.

      (b) Corning agrees that it shall, at Corning's cost and expense, (i) use its commercially reasonable best efforts to make promptly available to Buyer, upon Buyer's request, such financial statements and financial statement schedules and other financial information relating to the Serengeti Business which Buyer may require in order to prepare any proxy statement which it files with the Securities and Exchange Commission, or any applicable state securities commission, in connection therewith in connection with obtaining the shareholder approval referred to in Section 6.2(a), and shall direct Price Waterhouse to cooperate with Buyer in connection therewith and (ii) use its commercially reasonable best efforts to obtain promptly for Buyer, upon Buyer's request, any consent, report, opinion or letter of Price Waterhouse required to be filed by Buyer under applicable regulations of the Securities and Exchange Commission or any applicable state securities commission in connection therewith.

      (c) Corning agrees that it shall, at Buyer's cost and expense, (i) use its commercially reasonable best efforts to make promptly available to Buyer, upon Buyer's request, such financial statements, financial statement schedules and other financial information relating to the Serengeti Business which Buyer may be required to include in any registration statement, report or other document which Buyer may file with the Securities and Exchange Commission or any applicable state securities commission, and shall direct Price Waterhouse to cooperate in connection therewith and (ii) use its commercially reasonable best efforts to obtain promptly for Buyer, upon Buyer's request, any consent, report, opinion or letter of Price Waterhouse required to be filed by Buyer under applicable regulations of the Securities and Exchange Commission or any applicable state securities commission in connection therewith.

      6.3 HSR Notification. Buyer agrees to make promptly all filings required by the HSR Act required to be made by Buyer, in respect of the transactions contemplated by this Agreement and make such additional filings and provide such additional information as may be required by the United States Department of Justice or the United States Federal Trade Commission to expedite prompt termination of any applicable waiting periods in respect of the transactions contemplated by this Agreement under the HSR Act.

      6.4 Lien and Judgment Searches. Corning agrees that, as promptly as is reasonably practicable after the date hereof, it shall cause to be delivered to Buyer lien and judgment search reports from the Secretary of State of New York, Steuben County, New York and Chemung County, New York with respect to Corning and its direct and indirect subsidiaries which are transferring Assets to Buyer pursuant hereto in customary form.

           ARTICLE VII - REPRESENTATIONS AND WARRANTIES OF CORNING

      The representations and warranties of Corning set forth in Sections 7.2, 7.3, 7.4, 7.7, 7.8, 7.9, 7.11, 7.16, 7.18 and 7.21 shall, insofar as they are made by Corning with respect to itself, also be deemed to have been made by Corning, to the extent appropriate, with respect to any of Corning's direct or indirect subsidiaries that will convey Assets pursuant to this Agreement.

      7.1 Organization and Authorization. Corning represents and warrants to Buyer that it: (i) is a corporation duly organized and validly existing in good standing under the laws of the State of New York; (ii) has the full corporate power and authority to carry on its businesses as now being conducted and to own and lease its properties; (iii) is qualified and in good standing as a foreign corporation in all jurisdictions where the failure to so qualify would have a materially adverse effect on the Assets or the business as conducted by the Serengeti Business prior to the Closing; and (iv) has full corporate power and authority to execute and deliver this Agreement and other agreements and instruments to be executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby and thereby, subject however to the consents and approvals described in Sections 7.6 and 15.2.

      7.2   No Violation of Other Instruments.

      (a) Corning represents and warrants to Buyer that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby shall not: (i) violate any provision of the Articles of Incorporation and By-laws of Corning; (ii) violate any provision of, or result in the termination of, or the acceleration of, any obligation under any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which Corning is a party and which would have a materially adverse effect on the Assets or on the operation of the Serengeti Business; (iii) except with respect to the approvals of Governmental Authorities referred to in Section 7.6, violate or conflict with any law to which Corning is subject, restricting or prohibiting its ability to consummate the transactions contemplated hereby or which could have a materially adverse effect on the Assets or the operations of the Serengeti Business; or
(iv) impose any lien, mortgage, pledge, encumbrance, restriction or charge on any of the Assets, which would materially adversely affect the Serengeti Business.

      (b) Corning, with respect to the Assets, represents and warrants to Buyer that, except as otherwise disclosed to Buyer in this Agreement, including the Schedules and Exhibits thereto, (i) Corning has good and marketable title to the Assets free and clear of any liens, claims, defects in title or other encumbrances other than Permitted Encumbrances and (ii) Corning or its subsidiaries has valid leasehold interests in all the property leased by them and used in the Serengeti Business and all such leases are valid and in full force and effect and enforceable against Corning and, to the best of Corning's knowledge, the other parties thereto in accordance with their terms and are set forth in Schedule 2.1(a) or Schedule 7.8 hereto; provided, however, that this
Section 7.2(b) shall not apply to any Assets (including, without limitation, leasehold interests) that are Retained Assets.

      7.3 Intellectual Property Rights. Corning represents and warrants to Buyer, except as described on Schedule 7.3, Corning is the actual and, if applicable, record owner of the Intellectual Property Rights free and clear of all encumbrances other than Permitted Encumbrances and has the right to the use thereof and is able to transfer the same as contemplated by this Agreement without restriction. Except as described on Schedule 7.3, there is no pending administrative proceeding against Corning materially affecting the Intellectual Property Rights in the course of its operation of the Serengeti Business or any third party's patent, trademark, trade name, copyright, trade secret, right of publicity or privacy or other proprietary right. Except as described on Schedule 7.3, Corning has no knowledge and has not received any notice of any infringement or alleged infringement by it in the course of its operation of the Serengeti Business from January 1, 1994 of any patent, trademark, trade name, copyright, trade secret, right of publicity or privacy or other proprietary right of another and, since January 1, 1994, has not made any claim of infringement against any other person for infringement of any Intellectual Property Right. The Serengeti Trademarks constitute all of the trademarks, registrations, applications, renewals, continuations and extensions thereof owned by Corning which are used primarily in the Serengeti Business.

      7.4 Powers of Attorney. Except to the extent set forth in Schedule 7.4, Corning represents and warrants to Buyer that it has no powers of attorney related to the Serengeti Business outstanding other than those issued in the ordinary course of business with respect to insurance, tax and intellectual property matters.

      7.5 Judgment Decrees or Orders in Restraint of Business; Litigation. Corning represents and warrants to Buyer, except as set forth in Schedule 7.5, there are no actions, suits or proceedings pending or, to the best of Corning's knowledge, threatened or, to the best of Corning's knowledge, investigations pending or threatened which might reasonably be expected either individually or in the aggregate to result in any liability which would have a material adverse effect on the Serengeti Business or the Assets.

      7.6 Approvals. Corning represents and warrants to Buyer to the best of its knowledge that: except with respect to the HSR Act, as amended, any other required Governmental Authority approvals as set forth on Schedule 7.6, any restrictions on the transfer or licensing of technology to foreign parties imposed by the United States Government generally and such consents as are required to transfer the permits, licenses and franchises described in Section 2.1(g), and leases, contracts and manufacturers' warranties comprising a portion of the Assets, no approval, consent, waiver or other order, action of or filing or registration with any court or other Governmental Authority or any other third party is required for the execution and delivery by Corning of this Agreement and the other agreements and instruments executed or to be executed and delivered by it in connection herewith, and the consummation of the transactions contemplated hereby.

      7.7 Inventory; Returns and Allowances. Corning, with respect to the inventory included in the Assets, represents and warrants to Buyer that: (i) other than inventory maintained by sales and service personnel in the ordinary course of business, the inventory included in the Assets is located at facilities and locations leased or owned by Corning and used in the Serengeti Business or its subcontractors; (ii) except to the extent of adjustments or reserves set forth on the Statement of Net Assets dated as of September 30, 1996, the inventory reflected thereon was saleable and useable as of such date;
(iii) as of the Closing Date, the saleable and useable inventory valued at standard cost as determined by Corning and used in the ordinary course of the Serengeti Business, will be at least $10 million; and (iv) the inventory is currently maintained at a level consistent with prior practices in the Serengeti Business. Schedule 7.7 sets forth the aggregate amount of returns and allowances from distributors and customers accrued by the Serengeti Business during the year ended December 31, 1995 and the eight-month period ended

August 31, 1996.

      7.8 Material Contracts. Corning, with respect to the Assets it is selling hereunder, represents and warrants to Buyer: (i) Schedule 7.8 contains all written contracts included in the Assets and which relate primarily to the Serengeti Business which are: (a) contracts of employment of an officer, employee or consultant with a term of more than one year for a total compensation or fee in any one year in excess of $25,000; (b) contracts for capital expenditures involving expenditures of more than $25,000; (c) contracts for the purchase of supplies or the sale of goods continuing for a period of more than one year from the Closing Date and involving payments in excess of $25,000; (d) leases having an unexpired terms as of the Closing Date of more than two (2) years and involving annual rent or other payments in excess of $25,000; or (e) distribution, dealer, manufacturer's representative, sales agency or franchise contracts not terminable without penalty by Corning on one hundred twenty (120) days' or less notice; or (f) other contracts involving annual payments in excess of $25,000; (ii) as of the date hereof Corning is not in material default of any such contracts listed on Schedule 7.8; and (iii) except as set forth in Schedule 7.8, Corning has not received notice of termination of any of the contracts listed on Schedule 7.8.

      7.9 Labor Agreements and Actions. Corning represents and warrants to Buyer that: (a) there are no controversies between Corning and its employees which might reasonably be expected to materially adversely affect the conduct of the Serengeti Business, or any unresolved labor grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to the Serengeti Business; (b) there are no strikes by employees of the Serengeti Business pending which affect the Serengeti Business; (c) Corning is not a party to or bound by any collective bargaining agreements with respect to the employees listed on Schedule 9.2(a) and to the best of Corning's knowledge there are no union organizational efforts presently being made or threatened with respect to such employees; and (d) Corning does not have outstanding, and has not received, with respect to the employees listed on Schedule 9.2(a) within the twelve (12) months up to and including the date of this Agreement any notice of any claim that Corning has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that Corning is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

      7.10 Employees. Corning represents and warrants to Buyer that Schedule
7.10 sets forth a description of the benefit plans existing as of the date hereof for U.S. non-union employees of the Serengeti Business.

      7.11 Permits and Licenses. Corning, with respect to the Assets, represents and warrants to Buyer that Corning has and, to the extent they are transferable (assuming, for this purpose only, that any Assets requiring Governmental Authority or third party consents to assign are transferable), the Assets include all the permits, licenses, franchises and other authorizations from any Governmental Authorities necessary to operate the Assets in the manner and in connection which the Serengeti Business as it is currently being conducted.

      7.12 Taxes. Corning represents and warrants to Buyer that all required federal, state, county, local and foreign tax returns, reports and declarations required to be filed in connection with the Serengeti Business have been filed, and all taxes shown as due on such returns, reports and declarations have been paid or reserves therefor have been reflected on the books and records of the Serengeti Business or Corning.

      7.13 No Government Investigation. Except to the extent set forth on
Schedule 7.13, Corning represents and warrants to Buyer there is no request for information or court action and to the best of its knowledge that there is no investigation of any Governmental Authority, which, if adversely determined, would prohibit or prevent or claim damages as a result of this transaction or the transactions contemplated hereby.

      7.14 Financial Information. (a) Corning represents and warrants to Buyer that the methodologies, except as otherwise set forth in the footnotes thereto, used in the preparation of the Schedule of Operating Results and the Statement of Net Assets of the Serengeti Business dated as of September 30, 1996, are consistent with the practices used by Corning and have included the disclosures required by the United States Generally Accepted Accounting Principles.

            (b) Corning represents and warrants to Buyer that, as of the date of this Agreement, Corning has disclosed in the Schedules to this Agreement to Buyer all material information and matters known to Corning that, together with the uncertainty of the economy and sunglass industry generally, could materially adversely affect the forecasted sales, operating margins or operating results of the Serengeti Business set forth on Schedule 7.14(b) for the period referred to therein (the Forecasts").

      7.15 Environmental Matters. Corning represents and warrants to Buyer to the best of its knowledge that it is in all material respects in compliance with applicable federal, state, local or foreign laws, orders, regulations and requirements applicable to its Serengeti Business that relate to or create liability in respect of environmental matters.

      7.16 Fees and Expenses. Corning represents and warrants that Corning has not employed a finder or broker in respect of this Agreement and the transaction contemplated hereby other than CS First Boston Corporation, whose fees shall be paid by Corning.

      7.17 Material Manufacturing Assets. Corning represents and warrants to Buyer that the manufacturing assets included in the Assets and currently in use in the Serengeti Business are maintained and are, in all material respects, in good condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put; and none of such Assets is in need of substantial maintenance or repair except for ordinary, routine maintenance and repair; provided, however, the foregoing shall not apply to any machinery, equipment, fixtures, manufacturing assets or the facility of the Serengeti Business located in Fukui, Japan. The machinery to be conveyed to Buyer pursuant to Section 9.3(b) shall, both from and after the Closing Date and until and upon such delivery, be, in all material respects, in good condition and repair, reasonable wear and tear excepted and adequate for the uses to which such machinery (or comparable machinery) was put by the Serengeti Business in the ordinary course prior to the date of this Agreement, and such machinery shall not be, as of the Closing Date and thereafter until the date of such delivery, in need of substantial maintenance and repair except for ordinary, routine maintenance and repair.

      7.18 Insurance. Corning represents and warrants to Buyer that Corning maintains the policies of fire, comprehensive all-risk, liability (including products liability) and other forms of insurance covering the Assets in such amounts and against such risks as are generally maintained for comparable businesses and properties, and such valid policies or substantially similar policies of such insurance will be in full force and effect on the Closing Date.

      7.19 Absence of Certain Changes, Events or Conditions. Corning represents and warrants to Buyer that since September 30, 1996, except (i) as set forth on
Schedule 7.19 or any of the other Schedules hereto, (ii) changes resulting from or relating to such changes as have affected and/or may affect the economy or the sunglass industry generally and/or (iii) such changes as may result from (A) the failure of the Serengeti Business to realize the Forecasts and/or (B) the financial performance of the Serengeti Business after September 30, 1996 (as to each of which and all related matters involving the Forecasts and/or financial performance Corning makes no representation or warranty in this Agreement, other than as expressly set forth on Section 7.14(b)), Corning has not, with respect to the Serengeti Business:

            (a) suffered or incurred any material adverse change in the Assets or, through the date of this Agreement, in the financial condition of the Serengeti Business;

            (b) suffered or incurred any material damage, destruction or loss adversely affecting the Assets, whether or not such damage, destruction or loss has been insured against;

            (c) made or granted any increase in compensation payable or to become payable to any of Corning's employees or agents or any bonus payment or similar arrangement to or with any of its employees or agents, other than increases in coverage or benefits available under employee benefits plans and arrangements to any such employees or agents in the ordinary course of business and consistent with Corning's past practices;

            (d) other than in the ordinary and normal course of business, sold, assigned leased or transferred any of the Assets, except inventory sold in the ordinary and normal course of business;

            (e) canceled or compromised any debts or claims other than in the ordinary course of business;

            (f) without consent of Buyer entered into any material transaction (other than as contemplated by this Agreement) other than in the ordinary and normal course of business;

            (g) made any amendment or termination before normal termination date of any material contract, agreement or license to which Corning is a party;

            (h) made any material change in the methods or procedures (including deferral of payment not consistent with past practice) relating to the discharge of trade accounts or the payment of any other expenses, debts or obligations or made any other change to its accounting procedures; or

            (i) made any agreement to do any of the foregoing.

      7.20 Services Provided by Parent Company. Corning represents and warrants to Buyer that Schedule 7.20 hereto describes those material services or items of any kind which have been provided to the Serengeti Business by Corning or by any affiliate of Corning since January 1, 1995. Except (i) for the Retained Assets, and (ii) those assets necessary to provide the services described on Schedule
7.20 hereto or the services provided for in the agreements set forth in Exhibits III and IV, the Assets, together with the rights to be granted to Buyer pursuant to the agreements to be entered into in connection with the transactions contemplated by this Agreement, constitute all of the material tangible and intangible property necessary to conduct the Serengeti Business as now conducted or as contemplated herein.

      7.21 Distributors and Customers. Corning represents and warrants to Buyer that, except (i) as set forth on Schedule 7.21 or any of the other Schedules hereto, (ii) changes resulting from or relating to such changes as have affected and/or may affect the economy or the sunglass industry generally and/or (iii) such changes as may result from (A) the failure of the Serengeti Business to realize the Forecasts and/or (B) the financial performance of the Serengeti Business after September 30, 1996 (as to each of which and all related matters involving the

Forecasts and/or financial performance Corning makes no representation or warranty in this Agreement, except as expressly set forth in Section 7.14(b)), since September 30, 1996, there has not occurred a material adverse change in the business relationships of Corning with the twenty-five largest (determined in terms of sales volume for the nine months ended September 30, 1996) distributors or customers of the Serengeti Business which has had a material adverse effect on the Serengeti Business taken as a whole; provided, however, that the foregoing shall not apply to any change resulting from any direct dealings or actions by or on behalf of Buyer with any such distributor or customer or any reduction in sales with any such customers or distributors not attributable to (i) a termination or threatened termination of one or more such business relationships or (ii) a breach of this Agreement by Corning.

      7.22 Disclosures. Except to the extent disclosed in this Agreement, the Schedules and/or Exhibits hereto, the representations and warranties of Corning contained in this Agreement or in any Schedule, Exhibit, certificate or other document delivered by Corning at Closing pursuant to this Agreement do not or shall not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

      7.23 Limitation. No representations or warranties whatsoever, other than the express representations and warranties set forth in this Article VII, is made by Corning, and, except to the extent of the foregoing, Corning hereby DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE TANGIBLE ASSETS AND PROPERTIES OF THE SERENGETI BUSINESS AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTY OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE.

            ARTICLE VIII - REPRESENTATIONS AND WARRANTIES OF BUYER

      8.1 Organization and Authorization. Buyer represents and warrants to Corning that it: (i) is a corporation duly organized and validly existing in good standing under the laws of the State of New York; (ii) has the full corporate power and authority to carry on its business as now being conducted;
(iii) is qualified in good standing as a foreign corporation in all jurisdictions where the failure so to qualify would have a materially adverse effect on the business normally conducted by Buyer prior to the Closing; and
(iv) has full corporate power and authority to execute and deliver this Agreement and other agreements and instruments to be executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby and thereby, subject however to the consents and approvals described in Section 8.4, below.

      8.2 No Violation of Other Instruments. (a) Buyer represents and warrants to Corning that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby shall not: (i) violate any provision of the articles of incorporation and by-laws of Buyer; (ii) violate any provision of, or result in the termination of, or the acceleration of, any obligation under mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which Buyer is a party; and (iii) except with respect to the approvals referred to in
Section 8.3, violate or conflict with any law to which Buyer is subject, restricting or prohibiting its ability to consummate the transactions contemplated hereby.

      8.3 Approvals. Buyer represents and warrants to Corning that: except with respect to the HSR Act, as amended, any other required Governmental Authority approvals as set forth on Schedule 7.6, the votes, consents and approvals referred to in the third and fourth sentences of

Section 6.2(a), any restrictions on the transfer or licensing of technology to foreign parties imposed by the United States Government generally, such consents as are required to transfer the permits, licenses and franchises described in
Section 2.1(g) and such consents as are required to transfer the leases, contracts and manufacturer warranties comprising a portion of the Assets, to the best of Buyer's knowledge, no approval, consent, waiver or other order, action of or filing or registration with any court or other Governmental Authority is required for the execution and delivery by Buyer of this Agreement and the other agreements and instruments executed or to be executed and delivered by it in connection herewith.

      8.4 No Government Investigation. Except as disclosed by Corning on
Schedule 7.13, Buyer represents and warrants to Corning that there is no request for information or court action and, to the best of Buyer's knowledge, there is no investigation of any Governmental Authority which, if adversely determined, would prohibit or prevent or claim damages as a result of this transaction or the transactions contemplated hereby.

      8.5 No Broker. Buyer represents and warrants to Corning that no agent or broker or other persons acting pursuant to authority given by Buyer is entitled to any commission or finder's fee in connection with the transaction contemplated by this Agreement.

            ARTICLE IX - EMPLOYEES, EMPLOYEE BENEFITS AND CERTAIN
                             TRANSITIONAL MATTERS

      9.1 Effect on Employment. Except as provided in this Article IX, Corning and Buyer agree that (a) the transactions contemplated by this Agreement are not intended to affect the employment of the personnel of the Serengeti Business and
(b) any and all obligations to employees of the Serengeti Business in respect of periods prior to the Closing, including but not limited to, benefits and severance, shall be and remain the obligation and liability of Corning, and Corning shall indemnify, defend and hold Buyer harmless with respect thereto.

      9.2   Employment of Horseheads Employees.

      (a) Prior to Closing, Buyer will designate which of the employees of the Serengeti Business who are principally employed at Horseheads as listed on
Schedule 9.2(a) it intends to offer employment to on and after Closing and shall offer employment to such employees effective as of the Closing Date upon such terms and conditions as Buyer shall establish. Buyer agrees that any such employment pursuant to this Section 9.2 shall include credit for the employees' years of service with Corning for the purpose of determining eligibility of benefits offered by Buyer. All employees who accept Buyer's offer of employment pursuant to this Section 9.2(a) are hereinafter referred to as "Hired Employees". For a period of ninety (90) days after the Closing to the extent it is reasonably possible to do so (the "Transition Period" or the "Horseheads Transition Period"), Corning or one or more of its direct or indirect subsidiaries will continue to employ the current employees of the Serengeti Business who, immediately prior to the Closing, were principally employed at Horseheads (other than the Hired Employees) or, to the extent it is reasonably possible to do so without adversely impacting or disrupting Corning's business, appropriate substitute employees or temporary personnel and make these employees or temporary personnel available to Buyer at Horseheads in their existing capacities or in such substitute or temporary capacities. Buyer shall immediately upon request of Corning (but not more than ten (10) days after such request), made not more than once a month by Corning, reimburse Corning for the salary, benefits and related fees and costs (other than severance benefits, which shall remain Corning's obligation) of such employees or temporary personnel as set forth in Corning's invoice for such charges presented with such request; provided, that, under no circumstances is Corning obligated to guaranty the availability of any such employees for the Transition Period or for subsequent employment by Buyer at the end of the Transition Period. During the Transition Period, Corning shall not, with respect to any of the current employees of the Serengeti Business made available to Buyer pursuant to this
Section 9.2(a), increase the compensation payable by Corning to such employees, taken as a whole, or agree to increase the coverage or benefits, when taken as a whole, available under employee benefit plans and arrangements to any such employees other than in the ordinary course of business consistent with

Corning's past practices.

      (b) Buyer shall indemnify, defend and hold Corning and its affiliates harmless from and against any losses, claims, damages, liabilities, costs and/or expenses incurred by Corning or any of its affiliates in connection with the making available of employees or temporary personnel pursuant to Section 9.2(a); provided, however, that the foregoing shall not apply to any negligence (other than any claim for negligence asserted against Corning by reason of an employee being employed by Corning for matters arising out of the provision of services at Horseheads pursuant to this Section 9.2) or willful misconduct by Corning.

      (c) Buyer covenants and agrees that Buyer shall be solely responsible and liable for employment-related claims or benefits of any kind by the Hired Employees which accrue from or after the time they become employed by the Buyer (other than any matters relating to the termination of their employment with Corning).

      (d) During the Horseheads Transition Period and for a period of at least three (3) years thereafter, Buyer shall maintain insurance covering such risks in such amounts as is customarily maintained by businesses similarly situated. At the Closing and thereafter upon Corning's request from time to time, Buyer shall provide Corning with copies of policies evidencing such insurance or certificates therefor which name Corning as a loss payee and additional named insured.

      9.3 Fukui Operations During Japan Transition Period; Delivery of Certain Equipment. (a) During a period of up to ninety (90) days after the Closing Date (the "Japan Transition Period"), Corning or its Japanese subsidiary shall operate, at Buyer's cost, the Serengeti Business's facility in Fukui, Japan and manufacture, to the extent consistent with the production capabilities of such facility and the regular operating methods and costs thereof which were in effect prior to the Closing Date, such quantities of the current line of products of the Serengeti Business manufactured as of the date of this Agreement at the Fukui, Japan facility as Buyer may reasonably request.

      (b) Upon the completion of the Japan Transition Period, Corning shall transfer title to Buyer, pursuant to bills of sale or other documents of title as shall be reasonably acceptable to Buyer, the equipment, tooling and other assets listed on Schedule 9.3(b) and located at Fukui, Japan (or comparable equipment, tooling and other assets), free and clear of all liens and encumbrances other than Permitted Encumbrances. Such equipment, tooling and other assets (other than inventory) shall be delivered to Buyer F.O.B. the facility of Corning's subsidiary in Fukui, Japan and risk of loss shall pass to Buyer upon such delivery. All inventory in Fukui, Japan as of the Closing Date shall be delivered to Buyer F.O.B. the Fukui, Japan facility on the Closing Date free and clear of all liens and encumbrances other than Permitted Encumbrances.

      (c) Upon installation by Buyer of the equipment conveyed to it pursuant to
Section 9.3(b) in China (as to which installation Buyer shall bear the full cost and sole responsibility), for up to a six (6) month period thereafter (the "China Transition Period"), Corning shall provide Buyer, at Buyer's expense, with such technical support as may be reasonably required to provide the operators of such equipment with training for the ordinary, minimal operation and maintenance thereof (assuming, for such purpose, that (i) such operators have the general skills and experience to operate and maintain such equipment and (ii) Buyer supplies glass lens blanks of quality appropriate for the proper and efficient operation of such equipment); provided, however, that Corning makes no representation or warranty with respect to such training. Corning shall use its reasonable best efforts to make the Operation Manager of the Fukui, Japan facility of the Serengeti Business available, at Buyer's full cost, during the China Transition Period to provide technical consulting services from time to time with respect to the ordinary operation and maintenance of such equipment; provided, however, that Buyer shall be solely responsible for recruiting the Operation Manager to provide such service and for providing such compensation, benefits and incentives as may be required to engage the Operation Manager to provide such service. Buyer shall indemnify, defend and hold Corning harmless with respect to all losses, claims, damages, liabilities incurred by Corning or any of its affiliates arising out of or in connection with Section 9.3(c); provided, however, that the foregoing shall not apply to any negligence (other than any claim for negligence asserted against Corning by reason of an employee being employed by Corning for matters arising out of the provision of services pursuant to this Section 9.3(c)) or willful misconduct by Corning.

      (d) Buyer shall reimburse Corning immediately upon request (but not more than ten (10) business days after such request) for all costs and/or expenses incurred by Corning or any of its affiliates arising out of or in connection with this Section 9.3 described on Schedule 9.3(d), it being understood, however, that such costs and expenses shall not include costs and expenses arising out of any negligence or misconduct by Corning in connection with its operation of the Fukui, Japan facility during the Japan Transition Period.

      (e) During the Japan Transition Period, Corning shall maintain such insurance, if any, as it maintains as of the date of this Agreement with respect to its Fukui, Japan facility and the operations thereof.

      9.4 No Third Party Beneficiary. Nothing in this Article IX, express or implied, is intended to confer upon any person or entity other than Corning, Buyer and their respective successors and assigns, any rights or remedies under or by reasons of this Article IX.

                          ARTICLE X - INVESTIGATION

      For the purposes of a smooth transition from the date hereof until the Closing Date, (i) Buyer and its independent accountants, attorneys and representatives shall, upon reasonable notice, have the opportunity during normal business hours in a manner so as not to interfere unreasonably with the Serengeti Business, to continue to review information and documents relating to the properties, books, contracts, commitments and records of the Serengeti Business and to meet with management, accountants and attorneys for the Serengeti Business to discuss its business and affairs, and (ii) Buyer shall, upon reasonable notice, be permitted, during normal business hours and in a manner which does not interfere with the Serengeti Business, to meet with employees, customers and distributors of the Serengeti Business accompanied by representatives of Corning. All such requests shall be made only to Mr. William
H. Perks, Jr. at Corning Incorporated, One Riverfront Plaza, Corning, New York (fax. no. 607-974-6447).

              ARTICLE XI - DISCONTINUANCE OF USE OF CORNING NAME

      11.1 Discontinuance of Use. Except as set forth in the temporary Corning trademark license in substantially the form set forth in Exhibit II (the "Temporary Corning Trademark License"), Buyer shall eliminate the use and designation of "Corning" and such other designations, if any, indicating any affiliation with Corning or any of its subsidiaries or affiliates and all other trademarks and trade names used by Corning or any of Corning's subsidiaries or affiliates as follows: (a) with respect to all stationery, checks or contracts, including without limitation purchase order and customer agreements, Buyer shall eliminate promptly after the Closing Date any use of the designation "Corning" and any other Corning designation indicating affiliation with Corning or any of Corning's subsidiaries or affiliates; and (b) within ten (10) business days after the Closing Date or as soon thereafter as is reasonably practicable, Buyer and Corning shall cooperate in notifying in writing all customers, suppliers and banks of the Serengeti Business that the Serengeti Business has been acquired by Buyer from Corning.

      11.2 Temporary Corning Trademark License. At the Closing, Corning shall grant to Buyer the Temporary Corning Trademark License in substantially the form set forth in Exhibit II, to phase out the use of the "Corning" trademark for a limited period to commence upon Closing.

                        ARTICLE XII - INDEMNIFICATION

      12.1 Indemnification by Corning. Corning shall indemnify and hold Buyer harmless from and against any and all claims, liabilities, losses, damages, costs and/or expenses solely arising out of or solely relating to: (a) any failure or breach by Corning of any representation, warranty, covenant, obligation or undertaking made by Corning to Buyer in this Agreement or any one or more of the Schedules and Exhibits hereto (to be determined net of any tax benefits received by Buyer on account of such claims, liabilities, losses, damages, costs or expenses (without giving cumulative or reiterative effect to tax adjustments)); or (b) any Retained Liabilities.

      12.2 Indemnification by Buyer. Buyer shall indemnify and hold Corning and its direct and indirect subsidiaries harmless from and against any and all claims, liabilities, losses, damages, costs and/or expenses solely arising out of or solely relating to: (a) any failure or breach by Buyer of any representation, warranty, covenant, obligation or undertaking made or assumed by Buyer in or pursuant to this Agreement or any one or more of the Schedules and Exhibits hereto (to be determined net of any tax benefits received by Corning on account of such claims, liabilities, losses, damages, costs or expenses (without giving cumulative or reiterative effect to tax adjustments)); and (b) the Buyer Assumed Liabilities (including, without limitation, any claims, losses, liabilities, damages, costs and expenses resulting from or arising out of the conduct of the Serengeti Business or use of the Assets from and after the Closing).

      12.3  Limitation of Corning's and Buyer's Indemnification.

      (a) Notwithstanding the indemnification by Corning provided in Section
12.1 or any other provision of this Agreement to the contrary: (i) with respect to the indemnity referred to in Section 12.1(a), Corning shall be required to indemnify Buyer therefor only if the amount of such indemnification exceeds $275,000 in the aggregate; (ii) the amount recoverable by Buyer pursuant to
Section 12.1(a) shall be limited to Four Million Dollars ($4,000,000.00) in the aggregate; (iii) the amount recoverable by Buyer pursuant to any other indemnification provision provided for in this Agreement (exclusive of Retained Liabilities for which there shall be no limit) shall be limited to the Purchase Price in the aggregate; and (iv) Buyer shall not be entitled to any indemnification under this Agreement to the extent Buyer receives at or after the Closing an adjustment to the Purchase Price pursuant to Section 4.3 in respect of the subject matter of such indemnification claim.

      (b) Notwithstanding the indemnification by Buyer provided in Section 12.2 or any other provision of this Agreement to the contrary: (i) with respect to the indemnity referred to in Section 12.2(a), except as provided in Section 16.9(b), Buyer shall be required to indemnify Corning and its direct and indirect subsidiary therefor only if the amount of such indemnification exceeds $275,000 in the aggregate; (ii) the amount recoverable by Corning pursuant to
Section 12.2(a) shall be limited to Four Million Dollars ($4,000,000.00) in the aggregate; (iii) the amount recoverable by Corning pursuant to any other indemnification provision provided for in this Agreement (exclusive of Buyer Assumed Liabilities for which there shall be no limit) shall be limited to the Purchase Price in the aggregate; and (iv) Corning shall not be entitled to any indemnification under this Agreement to the extent Corning receives at or after the Closing an adjustment to the Purchase Price pursuant to
Section 4.3 in respect of the subject matter of such indemnification claim.

      12.4  Procedure for Indemnification.

      (a) All items covered by Sections 12.1 and 12.2 and other indemnification provisions of this Agreement are referred to herein as "Indemnified Claims." An indemnified party hereunder shall promptly notify the indemnifying party in writing of the assertion of any claim asserted against the indemnified party which might give rise to an Indemnified Claim against the indemnifying party stating the nature and basis of such claim and, if possible, the amount thereof. Except as set forth herein, and expressly subject to subsection (c) below, the indemnified party shall not pay or provide for the payment or settlement or discharge of any such claim, for a period of thirty days after the date such written notice was given to the indemnifying party, but thereafter may do so together with all costs and expenses incident thereto, unless within such thirty-day period the indemnifying party shall have provided the indemnified party with notice and evidence that the indemnifying party reasonably disputes such claim and agrees that, if adversely determined, it will otherwise discharge or satisfy such claim.

      (b) In the event that any action, suit or proceeding is brought against an indemnified party with respect to which an indemnifying party may have liability under an indemnity contained in this Article XII or elsewhere in this Agreement, the action, suit or proceeding shall be defended (including all proceedings on appeal or for review, which counsel for defendant shall reasonably deem appropriate) by the indemnifying party by counsel of its choice, provided the indemnifying party agrees in writing to indemnify and hold the indemnified party harmless for the full amount of any loss or judgment it may sustain as a result of such action, suit or proceeding. If the indemnifying party declines to defend such action, suit or proceeding, then the indemnified party shall so defend and appoint counsel of its choice to do so, the cost of which shall be reimbursed by the indemnifying party. The indemnified party, if the indemnifying party defends and the indemnifying party, if the indemnified party defends, shall have the right to be represented by an advisory counsel and accountants, at its own expense, and such party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not such Party is so represented. Each Party shall make available to the other Party, its attorneys and accountants all books and records relating to such proceedings or litigation and the Parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

      (c) An indemnified party shall not make any settlement of any claims which might give rise to an Indemnified Claim under the indemnity agreement contained in this Article XII without the written consent of the indemnifying party, provided that such consent shall not be unreasonably withheld and further provided, that, notwithstanding the foregoing, (i) the indemnified party may immediately cause to be paid or discharged any claim which the indemnifying party has not disputed within thirty (30) days of notice as provided above and
(ii) if such settlement is for money damages only and will include a full and unconditional release and discharge of the indemnified party, and the indemnified party withholds its consent to such compromise or settlement, (A) the indemnifying party's liability shall be limited to the amount of the proposed settlement and the indemnifying party shall thereupon be relieved of any further liability with respect to such claim, and (B) from and after such date, the indemnified party will undertake all legal costs and expenses in connection with any such claim and shall indemnify, defend and hold the indemnifying party harmless from any further liability or obligation to any third party in connection with any such claim in excess of the amount of the proposed settlement.

      (d) In connection with any right of indemnification provided under this Agreement, an indemnified party shall be entitled to recover from the indemnifying party all costs and expenses (including, without limitation, costs of investigation, reasonable attorneys', accountants' and other professional fees and court expenses, penalties, fines, damages, levies, losses and charges related thereto) arising out of or relating to the enforcement of such right of indemnification against the indemnifying party.

      (e) In asserting a claim for indemnification under this Agreement, Buyer shall seek to recover the Deposit Amount before recovering any monies from Corning or any other indemnifying party.

      (f) After the Closing, the rights of indemnification contained in this Agreement shall be deemed to be the exclusive remedy of the parties hereto with respect to a default or breach by any other party or other claim under or with respect to this Agreement.

                   ARTICLE XIII - POST-CLOSING COOPERATION

      13.1 Further Action. After the Closing Date, each Party hereto shall, at its own expense, take such of the actions to execute, acknowledge and deliver all such acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required to perfect the transactions contemplated herein and to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby and to perfect Buyer's respective rights, title and interest in the Assets and Serengeti Business to be acquired by Buyer hereunder.

      13.2 Cooperation. Each party shall cooperate with the other after the Closing Date. For a period of seven (7) years after the Closing, Buyer shall maintain the material records of the Serengeti Business that are conveyed to Buyer as of the Closing Date in its possession and shall, upon reasonable request of Corning, permit Corning to examine such records at reasonable hours and make copies thereof at Corning's expense. For a period of seven (7) years after the Closing, Corning shall maintain the material records relating to the Serengeti Business which are not conveyed to Buyer pursuant to this Agreement in its possession and shall, upon reasonable request of Buyer, permit Buyer to examine such records at reasonable hours and make copies thereof at Buyer's request.

      13.3 Post-Closing Assistance. In addition to its obligations in Section 13.1, if requested to do so in writing by Buyer prior to Closing, Corning shall discuss with Buyer in good faith an arrangement pursuant to which Corning would furnish, for a fee and subject to terms and conditions to be agreed upon by Buyer and Corning, certain transitional services after the Closing Date for a period up to six (6) months with respect to the operations of the Serengeti Business. Any such arrangement shall be set forth in a separate written agreement between Corning and Buyer.

               ARTICLE XIV - CONDITIONS TO OBLIGATION TO CLOSE

      14.1 Buyer Obligations to Close. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:

      (a) Performance. Each of the acts and undertaking of Corning to be performed at or prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

      (b) Representations and Warranties. The representations and warranties of Corning to Buyer contained in Article VII made as of a date shall be true and correct in all material respects as of such date and in all other cases shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (i) for changes permitted or contemplated by this Agreement or (ii) to the extent of changes that shall have occurred in the ordinary course of business and consistent with this Agreement or with the consent of the Buyer.

      (c) Governmental Authority. All applicable laws and regulations concerning any required governmental authority approvals, including, but not limited to the notice and waiting period of the HSR Act, as amended, shall have been complied with.

      (d) Consents and Approvals. All material consents and approvals required in connection with the transfer of Assets to Buyer as provided herein shall have been obtained, or Corning and Buyer have entered into an arrangement pursuant to
Section 15.2.

      (e) No Action or Proceeding. There shall be no material action, proceeding or suit instituted or threatened which seeks to restrain or prohibit consummation of the transaction between Buyer and Corning contemplated by this Agreement.

      (f) Shareholder Approval. The Buyer shall have received shareholder approval of its purchase and the transactions contemplated by this Agreement.

      (g)   Documents. Buyer shall have received the following documents from
Corning:

      (1) Resolutions of Corning's Board of Directors or a committee thereof, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby and thereby;

      (2) A certificate from the Secretary or Assistant Secretary, or other appropriate officer of Corning as to the incumbency and signatures of officers;

      (3) A Certificate of Good Standing for Corning and a certified copy of the Restated and Amended Articles of Incorporation of Corning from the Department of State of the State of New York;

      (4) A certificate signed by a duly authorized officer of Corning stating that the conditions set forth in Section 14.1 have been satisfied;

      (5) An executed General Conveyance, Assignment, Bill of Sale and Assumption Agreement from Corning covering the respective Assets described in Article II which Corning is selling under this Agreement in form and substance reasonably acceptable to Buyer;

      (6) An assignment executed by Corning of the Serengeti Trademarks and Serengeti Patents described on Schedule 2.1(f) in substantially the form of Exhibit V and, if required by Buyer, the Serengeti Copyrights;

      (7)   One or more executed assignments of the contracts referred to in
            Section 7.8;

      (8) The executed Lens Blank Supply Agreement and the executed service agreement described in Section 15.7;

      (9) The license agreement relating to the license to Corning of certain of the Serengeti Patents described in Section 15.8 executed by Corning;

      (10) The executed Temporary Corning Trademark License Agreement described in Section 11.2;

      (11) Copies of all leases, distribution agreements and licenses and contracts identified in Schedule 7.8;

      (12) A list of the material customers of the Serengeti Business with year-to-date purchases greater than $10,000;

      (13) Such other instruments of transfer as the Buyer may reasonably request to consummate the transaction contemplated by this Agreement; and

      (14) To the extent reasonably obtainable by Corning and at Buyer's expense, Corning shall deliver updates of the lien and judgment searches referred to in Section 6.4 from the respective dates of such searches to a date reasonably close to the Closing Date.

      (f) Legal Opinion. Buyer shall have received an opinion of Corning's internal legal counsel in a form reasonably acceptable to Buyer and Buyer's counsel, to the effect that: (i)

Corning is a corporation validly existing under the law of the State of New York; (ii) Corning has full corporate power and authority to execute and deliver this Agreement; (iii) such execution and delivery and the consummation of the transactions hereunder shall not violate Corning's articles of incorporation or by-laws; (iv) this Agreement when duly executed and delivered, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Corning enforceable against it in accordance with its terms, subject however to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and to equitable principles; and (v) concerning such other matters pertaining to Corning as are reasonably customary in transactions such as those contemplated hereby.

      14.2 Corning Obligation to Close. The obligations of Corning to consummate the transactions contemplated by this Agreement with Buyer are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Corning.

      (a) Performance. Each of the acts and undertaking of Buyer to be performed at or prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

      (b) Representations and Warranties. The representations and warranties of Buyer contained in Article VIII made as of a date shall be true and correct in all material respects as of such date and in all other cases shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

      (c) Governmental Authority. All applicable laws and regulations (including, but not limited to any required governmental authority approvals such as the notice and waiting period of the HSR Act, as amended) shall have been complied with.

      (d) No Action or Proceeding. There shall be no action, proceeding, suit or investigation, instituted or threatened which seeks to restrain or prohibit consummation of the transactions between Buyer and Corning contemplated by this Agreement.

      (e) Shareholder Approval. The Buyer shall have received shareholder approval of its purchase and the transactions contemplated by this Agreement.

      (f) Documents and Purchase Price. Corning shall have received the following from Buyer, which shall be delivered in a manner agreed to:

      (1) Resolutions of Buyer's Board of Directors and, to the extent applicable, shareholders, certified by its Secretary or Assistant Secretary, or other appropriate officer, authorizing the execution and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby and thereby;

      (2) A certificate from the Secretary, Assistant Secretary or other appropriate officer of Buyer as to the incumbency and signatures of officers;

      (3) A Certificate of Good Standing for Buyer and a certified copy of the Buyer's Articles of Incorporation from the Secretary of State of the State of New York;

      (4) A certificate signed by a duly authorized officer of Buyer stating that the conditions set forth in Section 14.2 have been satisfied;

      (5) Documents of assumption setting forth Buyer's assumption of obligations for contracts assigned to it and other Assumed Liabilities hereafter in a form and substance reasonably acceptable to Corning;

      (6) The executed Lens Blank Supply Agreement and the executed services agreement described in Section 15.7;

      (7) An assignment of the Serengeti Patents and of the Serengeti Trademarks executed by Buyer in substantially the form of Exhibit V and license agreement relating to the license to Corning of certain of the Serengeti Patents described in Section 15.8 executed by Buyer;

      (8)   The Purchase Price as set forth in Article IV;

      (9)   The resale and other certificates described in Section 5.2; and

      (10) Such other instruments of transfer as Corning may reasonably request to consummate the transactions contemplated by this Agreement.

      (f) Legal Opinions. Corning shall have received the opinion of counsel to Buyer in a form reasonably acceptable to Corning and Corning's counsel to the effect that: (i) it is a corporation validly existing under the laws of the State of New York; (ii) it has the power and authority to execute and deliver this Agreement; (iii) such execution and delivery and the consummation of the transactions contemplated hereunder, including without limitation the assumption of liabilities, shall not violate its articles of incorporation or by-laws; (iv) this Agreement when duly executed and delivered, assuming due authorization, execution and delivery by Corning constitutes its valid and binding obligation enforceable against it in accordance with its terms, subject however to bankruptcy, insolvency, and similar laws affecting the rights of creditors generally and to equitable principles; and (v) concerning such other matters as are reasonably customary in transactions such as those contemplated hereby.

                   ARTICLE XV - OTHER COVENANTS AND MATTERS

      15.1 Cooperation. The parties hereto shall cooperate in good faith to satisfy the conditions set forth in Article XIV.

      15.2 Consents. Corning shall use its best reasonable efforts to obtain consents to the assignment of contract rights, leases and permits, licenses and franchises, described in Sections 2.1(a), (d), (f), (g) and (i) before the Closing Date and Buyer shall cooperate in good faith to the extent reasonably requested by Corning. In the event that such consents are not obtained or obtainable on or prior to the Closing Date, and without waiver (until such time as an alternative arrangement referred to below is entered into by Buyer and Corning and the Closing shall occur) of Buyer's obligation to consummate the transactions contemplated by this Agreement being subject to the satisfaction of the condition set forth in Section 14.1(d), Corning and Buyer shall use commercially reasonable best efforts to negotiate in good faith and if agreement is reached, to enter into a subcontract, sublease, agency agreement or other mutually acceptable alternative arrangements which provide to Buyer substantially the same benefits and burdens as contained in the contract rights or leases with respect to which consents are not obtained or obtainable; provided however that, in the event such alternative arrangement is entered into by Buyer and Corning and the Closing shall occur, except as otherwise expressly agreed by Buyer and Corning, this Agreement shall not constitute an agreement to assign and the Assets shall not include any contract, lease, commitment, sales order, or purchase order or other agreement, permit, license or franchise if an assignment or attempted assignment of the same without the consent of the other party thereto or Governmental Authority would constitute a breach thereof or in any way impair the rights of Corning thereunder.

      15.3 Return of the Documents in the Event of Termination. In the event of the termination of this Agreement for any reason, Buyer shall promptly deliver to Corning all of the documents, work papers, other material obtained from Corning relating to the transactions contemplated hereby whether obtained before or after the execution hereof and shall take all practicable steps to have any information so obtained kept confidential, shall destroy and certify that any copies or analyses made from such documents, work papers or other material have been so destroyed.

      15.4 Fees and Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses including without limitation, fees for attorneys, auditors, investment bankers and accountants that arise in connection with the negotiation or consummation of this Agreement or the Closing hereunder.

      15.5 Public Announcements. Neither Corning nor Buyer, without the consent of the other, shall: (1) make any announcements to the employees of the Serengeti Business; (2) make any public announcement; (3) issue any press release; or (4) make disclosure to any third party, except to its respective counsel, accountants and other experts concerning this Agreement or the transaction contemplated hereby except as may be required by law or stock exchange or Nasdaq rule or otherwise required to perform its obligations under this Agreement.

      15.6 Cooperation and Tax Returns. In connection with preparation of any tax returns required to be filed by Corning, Buyer or the Serengeti Business, any audit examinations by any governmental taxing authorities, administrative or judicial proceedings resulting therefrom, Corning and Buyer shall fully cooperate with each other including but not limited to furnishing or making available books and records of accounts, powers of attorneys and other materials necessary or helpful for the preparation and returns or defense against assertions of any taxing authority as to the imposition of any taxes. Neither Corning nor Buyer shall compromise to settle any tax deficiency related to the Serengeti Business which could be asserted against the other without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

      15.7 Supply Agreement and Services Agreement. Upon the occurrence of the Closing hereunder, Corning and Buyer shall enter into: (i) a supply agreement in substantially the form set forth in Exhibit III, with a minimum of a five (5) year term for Buyer's requirements for lens blanks; and (ii) a Services Agreement in substantially the form set forth in Exhibit IV with a two (2) year term for the Strata manufacturing process.

      15.8 License Agreement. Upon the occurrence of the Closing hereunder, Corning and Buyer shall enter into a patent assignment and a license agreement in substantially the form set forth in Exhibits V and VI, respectively.

      15.9 Survival. No claim for any breach of the representations and warranties contained in Articles VII and VIII of this Agreement may be asserted later than one (1) year after the Closing Date, except for claims arising out of a breach of Section 7.2(b)(i) relating to title to Assets, the first sentence of
Section 7.3 relating to Intellectual Property Rights, Section 7.12 relating to taxes or Section 7.15 relating to environmental matters which, in any such case, may be asserted at any time after Closing. All obligations of (i) Corning with respect to the Retained Liabilities, (ii) Buyer with respect to the Buyer Assumed Liabilities and (iii) Corning or Buyer, as the case may be, with respect to covenants and agreements contained in this Agreement which by their terms are to be performed after the Closing shall survive until fully performed. Any claim asserted must be in writing and directed to the proper parties as set forth in
Section 16.11.

      15.10 Non-Competition. For a period of five (5) years after the Closing, Corning covenants and agrees that it will not directly or indirectly engage in the business of manufacturing, selling, marketing or distributing complete sunglasses or sunglass frames; provided nothing herein shall prohibit Corning's sales of lens blanks and optical materials or the sale of prescription eyeglasses or lenses used to treat or mitigate medical conditions or symptoms such as light sensitivity.

      15.11 Buyer's Obligation. Prior to Closing and except as otherwise expressly provided herein, Buyer shall not interfere with or directly or inadvertently take any action that will interfere with or otherwise disrupt Corning's relationship with the customers, distributors or employees of the Serengeti Business.

      15.12 Confidentiality. For a period of five (5) years after the Closing Date, all proprietary information of the Serengeti Business conveyed by Corning to Buyer pursuant to this Agreement shall be treated as confidential unless: (a) such information is or becomes part of the public knowledge or literature through no fault of Corning; (b) such information shall otherwise become available to Corning from a source other than Buyer, said source not being known by Corning to be violative of any obligation of secrecy with respect to such information; or (c) Corning is legally required to disclose such information provided that, to the extent practicable, it gives Buyer a reasonable opportunity to seek a protective order. Corning shall use all reasonable efforts to prevent the use of all or any part of such confidential information in any other connection or the transmission thereof to third parties unless and until it has first obtained the written consent of Buyer specifically authorizing such use or transmission.

      15.13 Serengeti Trademark. For a period of ten (10) years after the Closing Date, neither Corning nor any of its subsidiaries or controlled affiliates shall, directly or indirectly, market, advertise, sell or offer for sale any product or service under the trademark "Serengeti" anywhere in the world.

                         ARTICLE XVI - MISCELLANEOUS

      16.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the United States of America, applicable to contracts relating to the same subject matter hereof entered into and fully performed within said State, notwithstanding any choice of law principles to the contrary. In furtherance of the foregoing, the rights and obligations of the Parties shall not be governed by or construed in accordance with the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

      16.2 Venue. The parties shall use their best efforts to resolve by negotiation any dispute, controversy or claim which may arise in connection with this Agreement. In the event the parties cannot resolve directly any such dispute, controversy or claim, then any dispute, controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be brought only in the Supreme Court of the State of New York, County of Steuben, New York, or in the United States District Court, Western District of New York, and each party shall not claim such venue is improper under forum non conveniens or for any other reason.

      16.3 Legality. The Parties each declare that, to the best of their respective knowledge, as of the date first above written there are no laws or regulations in effect that materially limit or restrict their ability to fully perform their obligations under this Agreement.

      16.4 Amendment. This Agreement may not be modified or amended except by a writing duly signed by the authorized representatives of both Parties.

      16.5 Effect of Unenforceable Provisions. All provisions of this Agreement shall be severable for purposes of enforcement. If any provision of this Agreement is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the parties that in lieu of each of such provision which is invalid, illegal or unenforceable, there be added as part of this Agreement a provision which shall be as similar in terms of such invalid, illegal or unenforceable provision, and that deals equitably with the intended benefits and obligations of the parties.

      16.6 Waiver. No failure or delay on the part of a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless in a writing signed by the Party making such a waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or available at equity.

      16.7 Governmental Information. Nothing in this Agreement shall authorize the disclosure of, or access to, classified or restricted information, material or know-how of the Government of the United States of America to persons not authorized or licensed to disclose or receive such classified or restricted information. Buyer agrees to abide by all applicable legal or governmental restrictions or conditions imposed on the export or re-export of technical information.

      16.8 Disclaimer. Nothing in this Agreement shall be construed as: (a) an assumption by Corning of any obligation to increase the sales or profits of Buyer; (b) an assumption by Corning of any financial obligation to Buyer except as expressly provided in this Agreement; (c) the creation of any relationship of employment between Buyer and employees of Corning or its subsidiaries, affiliates, or associated companies; or (d) the delegation of any function of authority of Buyer to Corning.

      16.9  Termination.

      (a) If either Party hereto shall fail to comply substantially with any material term or condition of this Agreement, or shall commit a material breach of any covenant contained within this Agreement, and shall fail to remedy such breach within sixty (60) days after notice in writing of the breach to the party in default or by the Outside Date, if earlier, the Party not in default shall have the right to terminate this Agreement by giving written notice of the termination within twenty (20) days following the end of said sixty (60) day period or after the Outside Date, if earlier and this Agreement shall terminate as of the date of such notice with no further action being required by the terminating Party; provided, however, that the notice and cure provisions in this Section 16.9(a) shall not apply to Buyer's obligation to obtain funds to consummate the transactions contemplated by this Agreement on or prior to the Outside Date. Either Party may terminate this Agreement upon at least twenty
(20) days prior written notice thereof to the other Party (i) after the Outside Date or (ii) after November 30, 1996 if the financial statements referred to in
Section 6.2(b) have not been delivered to Buyer; provided, that, prior to either party terminating this Agreement pursuant to this clause (ii), the parties shall, in good faith, negotiate alternatives to termination and a possible extension of such date. The termination rights provided for in this paragraph shall not affect any other legal or equitable remedies which may be available to a non-defaulting Party and shall not affect obligations under this Agreement which have risen prior to such termination.

      (b) Simultaneously with its execution of this Agreement, Buyer has deposited with the Escrow Agent One Million Five Hundred Thousand Dollars ($1,500,000) in immediately available funds as a deposit (the "Deposit") pursuant to the Escrow Agreement. The Deposit shall be held and disbursed in accordance with the terms of the Escrow Agreement. At the Closing, Seller and Buyer shall direct the Escrow Agent to disburse the Deposit Interest then accrued or earned on the Deposit to or at the direction of Corning as provided in Section 4.2 hereof and the Escrow Agent shall retain the Deposit for the satisfaction of indemnification claims by Buyer against Corning, if any, under this Agreement in accordance with the terms of the Escrow Agreement.

      (c) If this Agreement is terminated pursuant to Section 16.9(a) as a result of Buyer's failure to have available on or prior to the Outside Date sufficient funds to pay the Purchase Price as adjusted pursuant to Section 4.3(a) (a "Financing Failure"), Corning shall be entitled to receive the Deposit Amount as liquidated damages, in which event Corning and Buyer shall be discharged from all further liability under this Agreement upon receipt by Corning of the Deposit Amount in immediately available funds. Corning and Buyer agree in advance that actual damages would be difficult to ascertain and that the Deposit Amount is a fair and equitable amount to reimburse Corning for damages sustained due to Buyer's Financing Failure.

      (d) In the event the transactions contemplated by this Agreement are not consummated on or prior to the Outside Date for any reason other than a Financing Failure or this Agreement is otherwise terminated in accordance with its terms, Buyer shall be entitled to be remitted the Deposit Amount from the Escrow Agent promptly upon receipt of Buyer's written request therefor. Time is of the essence with respect to Buyer's obligation to obtain funds to consummate the transactions contemplated by this Agreement on or prior to the Outside Date.

Section 16.9(c) shall not relieve Buyer of any liability pursuant to Section 16.9(a) hereof or limit Buyer's liability to Corning for a greater sum as a result of failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date, Buyer's breach of or default under this Agreement or otherwise, other than a Financing Failure.

      (e) If Corning defaults in the performance of its obligation to consummate the sale of Assets on the Closing Date in accordance with the terms of this Agreement, Buyer shall be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.

      (f) If this Agreement is terminated pursuant to Section 16.9(a) for any reason other than a Financing Failure, Buyer and Corning shall have all rights and remedies available at law or in equity, provided that in no event shall either Party be entitled to damages from the other in excess of Four Million Dollars ($4,000,000).

      16.10 Force Majeure. If the performance of this Agreement or any obligation under it is prevented, restricted or interfered with by reason of fire, explosion, strike, lockout, labor dispute, casualty, accident, lack or failure in part or in whole of transportation facilities, sources of supply and labor, materials, power or supplies; or war, revolution, civil commotion, acts of public enemies; or any law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government or delay or failure of a government authority to issue, export or import licenses or approvals or any other conditions or acts whatsoever whether similar or dissimilar to those enumerated which are beyond the reasonable control of the parties, the party so affected by giving prompt notice to the other party shall be excused from such performance to the extent of such prevention, restriction or interference; provided that (i) the party so affected uses its best efforts to remedy or remove such causes of nonperformance and resumes performance hereunder whenever such causes are removed and (ii) this Section 16.10 shall not apply to Buyer's obligation to obtain funds to consummate the transactions contemplated by this Agreement on or prior to the Outside Date.

      16.11 Notices. All notices and other communications provided for hereunder shall be given in writing and shall be sent to the principal office of Buyer or Corning set forth below.

      (a) All notices and other communications to Corning shall be sent by hand delivery, telex or telecopier, and if by telex or telecopier, confirmed, or by certified mail with postage prepaid (return receipt requested) to:

                  Corning Incorporated
                  One Riverfront Plaza
                  Corning, NY  14831
                  Attention:  The Secretary
                  Fax:  (607) 974-6135

         cc:      Corning Incorporated
                  One Riverfront Plaza
                  Corning, NY  14831
                  Attention:  Mr. William H. Perks, Jr.
                  Fax:  (607) 974-6447

         and to:

                  Nixon, Hargrave, Devans & Doyle LLP
                  437 Madison Avenue
                  New York, NY  10022
                  Attention:  Richard F. Langan, Jr.
                  Fax:  (212) 940-3111

      (b) All notices and other communications to Buyer shall be sent by hand delivery, telex or telecopier, and if by telex or telecopier, confirmed, or by certified or registered mail with postage prepaid (return receipt requested) to:

                  Solar Mates Inc.
                  8125 25th Court East
                  Sarasota, FL  34243
                  Attention:  Stephen Nevitt, President
                  Fax:  (941) 359-3598

            cc:   Cooperman Levitt Winikoff Lester & Newman, P.C.
                  800 Third Avenue
                  New York, NY  10022
                  Attention:  Robert Winikoff
                  Fax:  (212) 755-2839


or, as to either party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective either: (a) when delivered by hand; (b) five
(5) days after being deposited in the mail; (c) when telexed, answer- back received; or (d) when telecopied or sent by facsimile, with report of delivery, receipt acknowledged.

      16.12 Captions. Article and section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      16.13 Counterparts. This Agreement may be executed in any number of counterparts by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement taken together shall constitute but one and the same instrument.

      16.14 Joint Effort. Preparation of this Agreement has been a joint effort of both Corning and Buyer and this Agreement shall not be construed more severely against either Corning or Buyer.

      16.15 No Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other party hereto.

      16.16 Entire Agreement. This Agreement, its Schedules and Exhibits constitutes the entire agreement of the Parties with respect to the subject matter hereof and may not be modified, amended or terminated, except by a written agreement specifically referring to this Agreement signed by Buyer and Corning. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

      IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized, all as of the day and year first written above.

                                    SOLAR-MATES, INC.


                                    By ________________________________


                                    CORNING INCORPORATED


                                    By ________________________________

VPH:br
\solar.agr